Exhibit 99.1

Osiris Therapeutics Announces Third Quarter 2014 Financial Results: Revenue up 29% and Company Turned Profitable

COLUMBIA, Md. — November 7, 2014 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading cellular and regenerative medicine company focused on developing and marketing products to treat conditions in wound care, orthopaedic and sports medicine, announced today its financial results for the third quarter of 2014.

Highlights and Recent Developments

•                  Increased product revenue for the quarter to $17.2 million - a 29% increase over previous quarter and 150% increase over the same period last year.  Held gross margin steady at 78% for the first three quarters of fiscal 2014.

•                  Completed the quarter with income from continued operations of $710,000, or $0.02 per share.

•                  Increased Medicare coverage from 10 to 29 states, representing an increase from 27% to 72% of Medicare-insured lives compared to previous quarter.

•                  Entered into an exclusive distribution partnership for our cartilage regenerating product Cartiform® with Arthrex Inc., the leader in sports medicine.

•                  Obtained final letter from FDA confirming the resolution of the issues of the Untitled Letter of September 2013 and submitted the confirmatory Phase III clinical trial protocol for chronic wounds to medical reviewer.  Osiris is seeking BLA approval for our amnion/chorion products for additional claims and indications.

•                  Prochymal® submitted to Japanese Health Authorities by our partner Mesoblast, seeking approval for pediatric and adult Graft-versus-Host Disease.

“This quarter represents a turning point for Osiris,” said Lode Debrabandere, Ph.D., President and Chief Executive Officer.  “Our wound care business continues to drive revenue growth supported by the expansion of the sales force, the significant increase in the number of approvals for Medicare reimbursement and the positive scientific, clinical and pharmaco-economic data of Grafix®.”

Third Quarter Financial Results

Product revenues during the third quarter of 2014 were $17.2 million, compared to $6.9 million during the third quarter of 2013, an increase of 150%.  Gross margin during the third quarter continued to be 78% compared to 73% during the third quarter of 2013.  Gross profit was $13.4 million during the third quarter of 2014 and $5.0 million during the same period of 2013.  Income from continuing operations was $710 thousand in the third quarter of 2014 after recognizing the net $524 thousand non-cash loss in market value of stock received from the Mesoblast transaction and income taxes of $104,000.  As of September 30, 2014, Osiris had $79.8 million of cash, investments and trade receivables.

Research and development expenses for the third quarter of 2014 were $1.2 million, an increase from the $0.9 million incurred in the same period of the prior year.  As a result of our increased commercial activity, our selling, general and administrative expenses were $10.9 million for the third quarter of 2014, compared to $4.0 million for the same period of the prior year.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, November 7, 2014, at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

An archive of the webcast will be available approximately two hours after the completion of the call.  To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is the leading cellular regenerative medicine company, having developed the world’s first approved stem cell drug, remestemcel-L for graft versus host disease.  Osiris’ products include Grafix for acute and chronic wounds, Cartiform, a viable chondral allograft for cartilage repair and the latest addition to Osiris’ line of products, OvationOS®, a viable bone matrix.  Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology and commercial interests.

Osiris, Grafix, Cartiform, and OvationOS are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our product and product candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, OvationOS and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available products, to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the sale of our ceMSC assets and the related transactions contemplated by the Purchase Agreement with Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transactions through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Amanda Badillo

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Unaudited

Amounts in thousands

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash	$946	$2,416
Investments available for sale	42,349	39,508
Trading securities	15,060	17,086
Trade accounts receivable, net of reserves	21,446	7,459
Other receivables	474	15,265
Inventory	8,840	1,929
Prepaid expenses and other current assets	489	355
Current assets of discontinued operations	—	91
Total current assets	89,604	84,109

Property and equipment, net	2,012	1,896
Deferred tax asset	—	5,849
Restricted cash	—	243
Other assets	96	—
Total assets	$91,712	$92,097

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$9,276	$4,842
Capital lease obligations, current portion	45	45
Deferred tax liability	—	5,849
Current liabilities of discontinued operations	—	57
Total current liabilities	9,321	10,793

Other long-term liabilities	276	355

Total liabilities	9,597	11,148

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 34,320 shares outstanding - 2014, 34,115 shares outstanding - 2013	35	34
Additional paid-in-capital	286,397	282,702
Accumulated other comprehensive (loss) income	42	(33)
Accumulated deficit	(204,359)	(201,754)
Total stockholders’ equity	82,115	80,949
Total liabilities and stockholders’ equity	$91,712	$92,097

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Comprehensive Income (Loss)

Unaudited

Amounts in thousands, except per share data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Product revenues	$17,204	$6,882	$40,548	$16,228
Cost of product revenues	3,785	1,858	8,921	4,475
Gross profit	13,419	5,024	31,627	11,753
	78%	73%	78%	72%
Operating expenses:
Research and development	1,207	885	2,932	2,503
Selling, general and administrative	10,943	4,024	27,515	8,961
Fees paid to related parties	50	—	235	62
Share based compensation to related parties	—	—	403	180
	12,200	4,909	31,085	11,706

Income from operations	1,219	115	542	47

Other income (expense), net	(405)	26	(1,763)	80

Income (loss) from continuing operations, before income taxes	814	141	(1,221)	127

Income tax expense	(104)	—	(104)	—

Income (loss) from continuing operations	710	141	(1,325)	127

Discontinued operations:

Loss from operations of discontinued operations, net of income taxes of $75 and $672, respectively, for the three months and nine months ended September 30, 2014 and $0 for the three months and nine months ended September 30, 2013, respectively.

Loss from discontinued operations	(65)	(1,818)	(1,280)	(8,295)

Net income (loss)	645	(1,677)	(2,605)	(8,168)

Other comprehensive income (loss)
Unrealized gain (loss) on investments available for sale	(30)	(3)	75	(69)

Comprehensive income (loss)	$615	$(1,680)	$(2,530)	$(8,237)

Basic income (loss) per share
Income (loss) from continuing operations	$0.02	$(0.00)	$(0.04)	$0.00
Loss from discontinued operations	(0.00)	(0.05)	(0.04)	(0.25)
Basic income (loss) per share	$0.02	$(0.05)	$(0.08)	$(0.25)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.02	$0.00	$(0.04)	$0.00
Loss from discontinued operations	(0.00)	(0.05)	(0.04)	(0.25)
Diluted income (loss) per share	$0.02	$(0.05)	$(0.08)	$(0.25)

Weighted average common shares (basic)	34,314	33,417	34,243	33,097

Weighted average common shares (diluted)	34,662	34,305	34,243	33,823

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

Amounts in thousands, except per share data

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Continuing operations
Income (loss) from continuing operations	$(1,325)	$127
Adjustments to reconcile income (loss) from continuing operations to net cash used in operations of continuing operations:
Unrealized loss on trading securities	2,026	—
Depreciation and amortization	685	273
Non cash share-based compensation	2,184	471
Provision for bad debts	(250)	—
Changes in operating assets and liabilities:
Accounts receivable	(13,737)	(3,919)
Inventory	(6,911)	(394)
Prepaid expenses, and other current assets	(343)	(36)
Deferred rent	(45)	—
Accounts payable, accrued expenses, and other current liabilities	4,434	1,493
Net cash used in operating activities of continuing operations	(13,282)	(1,985)
Discontinued operations
Loss from discontinued operations	(1,280)	(8,295)
Adjustments to reconcile loss from discontinued operations to net cash used in operations of discontinued operations:
Non cash impact of the sale of discontinued operations	—	3,500
Depreciation and amortization	—	283
Non cash share-based compensation	—	568
Changes in operating assets and liabilities:
Accounts receivable and other current assets	91	(38)
Accounts payable and accrued expenses	(57)	(2,440)
Net cash used in operations of discontinued operations	(1,246)	(6,422)

Net cash used in operating activities	(14,528)	(8,407)

Cash flows from investing activities:
Purchases of property and equipment	(801)	(454)
Proceeds from sale of discontinued operations, net	15,000	—
Proceeds from sale of investments available for sale	10,234	8,286
Purchases of investments available for sale	(13,000)	(2,581)
Net cash provided by investing activities	11,433	5,251

Cash flows from financing activities:
Principal payments on capital lease obligations	(34)	(33)
Restricted cash	147	74
Proceeds from the exercise of options to purchase common stock	1,441	3,062
Windfall benefit from stock-based compensation	71	—
Net cash provided by financing activities	1,625	3,103

Net decrease in cash	(1,470)	(53)
Cash at beginning of period	2,416	1,854

Cash at end of period	$946	$1,801